                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ] Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement                      (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                                REMEDYTEMP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1)    Title of each class of securities to which transactions applies:

--------------------------------------------------------------------------------
         (2)    Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
         (4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
         (5)    Total fee paid:

--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount previously paid:

--------------------------------------------------------------------------------
         (2)    Form, schedule or registration statement no.:

--------------------------------------------------------------------------------
         (3)    Filing party:

--------------------------------------------------------------------------------
         (4)    Date filed:

--------------------------------------------------------------------------------

                                REMEDYTEMP, INC.
                                 101 Enterprise
                              Aliso Viejo, CA 92656


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON FEBRUARY 29, 2000


To the Shareholders of REMEDYTEMP, INC.

         The 2000 Annual Meeting of Shareholders (the "Meeting") of RemedyTemp, Inc., a California corporation (the "Company"), will be held at the Company's corporate headquarters located at 101 Enterprise, Aliso Viejo, California, on February 29, 2000, at 12 noon Pacific Standard Time for the following purposes:

         1. To elect a Board of Directors of eight (8) directors to serve until the next annual meeting of shareholders of the Company and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors of the Company has fixed the close of business on January 4, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

         ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOU ARE URGED TO SIGN, DATE AND OTHERWISE COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU ATTEND THE MEETING AND WISH TO DO SO, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE SIGNED AND RETURNED YOUR PROXY CARD.


                                            By Order of the Board of Directors


                                            /s/ COSMAS N. LYKOS
                                            ------------------------------------
                                            Cosmas N. Lykos
                                            Vice President, General Counsel and
                                            Secretary


Aliso Viejo, California
January 10, 2000

                                REMEDYTEMP, INC.
                                 101 Enterprise
                              Aliso Viejo, CA 92656

                                  ------------

                             PROXY STATEMENT FOR THE
                       2000 ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 29, 2000

         This Proxy Statement and related materials are furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of RemedyTemp, Inc., a California corporation (the "Company"), for use at the Company's 2000 Annual Meeting of Shareholders (the "Meeting") to be held on February 29, 2000, at 12 noon Pacific Standard Time and at any and all postponements and adjournments of the Meeting. The Meeting will be held at the Company's corporate headquarters located at 101 Enterprise, Aliso Viejo, California. This Proxy Statement and the accompanying form of proxy will be first mailed to shareholders on or about January 12, 2000.

         The cost of preparing, assembling and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement and form of proxy and the cost of soliciting proxies will be paid by the Company. Proxies may be solicited in person or by telephone, telegraph or cable, and by personnel of the Company who will not receive any additional compensation for such solicitation. The Company will pay brokers or other persons holding stock in their names or the names of their nominees for the reasonable expenses of forwarding soliciting material to their principals.

                                     VOTING

         The Board has fixed the close of business on January 4, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. On that date, there were 7,058,196 shares of the Company's Class A Common Stock ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on any matter that may be presented for consideration and action by the shareholders at the Meeting. Holders of the Company's Class B Common Stock are not entitled to any vote in the election of directors or on any other matters submitted to a shareholder vote except as to certain amendments to the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), certain mergers and as otherwise required by law.

         The holders of a majority of the shares of Common Stock outstanding on the record date and entitled to be voted at the Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting and at any adjournments and postponements thereof. Abstentions and broker non-votes are counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but have no legal effect on Proposal No. 1, Election of Directors, which is determined by plurality.

         Each shareholder entitled to vote may vote by proxy by using the proxy card enclosed with this Proxy Statement. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and identifying text on the proxy card. Each proxy submitted by a shareholder will, unless otherwise directed by the shareholder in the proxy, be voted according to the recommendation of the Board on that proposal, as set forth later in this Proxy Statement. If a shareholder has submitted a proxy appropriately directing how the shares represented thereby are to be voted, such shares will be voted according to the shareholder's direction. Any shareholder has the power to revoke his or her proxy at any time before it is voted at the Meeting by submitting a written notice of revocation to the Secretary or Assistant Secretary of the Company or by filing a duly executed proxy bearing a later date. A proxy will not be voted if the shareholder that executed it is present at the Meeting and elects to vote the shares represented thereby in person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth the following information as of January 4, 2000: (i) the number of shares of the Company's Class A Common Stock beneficially owned by those known by the Company to be beneficial owners of more than five percent (5%) of the outstanding shares of the Company's Class A Common Stock; and (ii) the number of shares of the Company's Class A and Class B Common Stock beneficially owned by each of the present directors, executive officers named in the Summary Compensation Table on page 7 of this Proxy Statement, and by all directors and executive officers of the Company as a group. On January 4, 2000, there were 7,058,196 shares of Class A Common Stock outstanding and 1,803,539 shares of Class B Common Stock outstanding. Unless otherwise stated, and except for voting powers held jointly with a person's spouse, the persons and entities named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the Securities and Exchange Commission (the "Commission") or information provided to the Company by such beneficial owners.

                                                  CLASS A                               CLASS B
                                               COMMON STOCK:                         COMMON STOCK:
                                             AMOUNT AND NATURE                     AMOUNT AND NATURE
                                               OF BENEFICIAL        PERCENT OF       OF BENEFICIAL        PERCENT OF
    BENEFICIAL OWNER                           OWNERSHIP(1)          CLASS(%)       OWNERSHIP(1)(2)        CLASS(%)
    ----------------                         -----------------      ----------     -----------------      ----------
William D. Cvengros (3)(4)                         26,706                 *                  --                 --
James L. Doti (3)(4)                               27,206                 *                  --                 --
Jeffrey A. Elias  (5)                              13,666                 *                  --                 --
Robert A. Elliott (4)(6)                           25,706                 *                  --                 --
Mary George (7)                                     2,500
J. Michael Hagan (8)                               18,206                 *                  --                 --
Robert E. McDonough, Sr. (4)(9)                 2,060,857              29.0%            195,568               10.8%
    101 Enterprise
    Aliso Viejo, CA  92656
Paul W. Mikos (4)(9)                               57,657                 *           1,040,745               57.7%
    101 Enterprise
    Aliso Viejo, CA  92656
Greg Palmer (4)(10)(11)                            74,097                 *
Alan M. Purdy  (12)                                26,969                 *                  --                 --
John B. Zaepfel (3)                                25,706                 *                  --                 --
Franklin Advisers, Inc.                           870,181              12.3%                 --                 --
    901 Mariners Island Blvd.
    San Mateo, CA  94404
Fidelity Management & Research Company            534,400               7.6%                 --                 --
     82 Devonshire Street
     Boston, MA  02109-3614

All directors and executive officers as         2,449,839              32.9%          1,236,313               68.5%
  a group (13 persons)

---------------------------
 *       Less than one percent (1%)

(1) The information contained in this table reflects "beneficial ownership" as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Shares not outstanding that are subject to vested options, or options that vest and become exercisable by the holder thereof within sixty (60) days of January 4, 2000 are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder, but are not deemed outstanding for the purpose of calculating the percentage owned by each other shareholder listed. Unless otherwise noted, all shares listed as beneficially owned by a shareholder are actually outstanding.

(2) Holders of Class B Common Stock are not entitled to any vote on matters submitted to a shareholder vote except as to certain amendments to the Articles of Incorporation, certain mergers and as otherwise required by law. The Class B Common Stock automatically converts into Class A Common Stock on a share-for-share basis upon the earliest to occur of
         (i) a transfer to a non-affiliate of the holder thereof in a public offering pursuant to an effective registration statement or Rule 144 promulgated under the Securities Act of 1933, as amended, (ii) the death or legal incapacity of Robert E. McDonough, Sr., or (iii) the tenth anniversary of the closing of the Company's initial public offering.

(3) Includes 20,000 shares of Class A Common Stock that are issuable upon exercise of vested non-employee director stock options and 5,000 shares of Class A Common Stock that are issuable upon exercise of non-employee director stock options that vest on the date of the Meeting if the director remains a director until then.

(4) Includes shares held by certain trusts established for the benefit of the shareholder and/or the shareholder's family.

(5)      All shares are issuable upon exercise of vested stock options.

(6) Includes 15,000 shares of Class A Common Stock that are issuable upon exercise of vested non-employee director stock options and 5,000 shares of Class A Common Stock that are issuable upon exercise of non-employee director stock options that vest on the date of the Meeting if the director remains a director until then.

(7) All shares are issuable upon exercise of vested non-employee director stock options.

(8) Includes 10,000 shares of Class A Common Stock that are issuable upon exercise of vested non-employee director stock options and 5,000 shares of Class A Common Stock that are issuable upon exercise of non-employee director stock options that vest on the date of the Meeting if the director remains a director until then.

(9) Includes 57,657 shares of Class A Common Stock that are issuable upon exercise of vested stock options.

(10)     Includes shares held in community property.

(11) Includes 66,667 shares of Class A Common Stock that are issuable upon exercise of vested stock options.

(12) Includes 25,882 shares of Class A Common Stock that are issuable upon exercise of vested stock options.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

         In general, the Company's directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Company is eight (8). Accordingly, at the Meeting, the Company's shareholders are being asked to elect eight (8) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified. The nominees receiving the greatest number of votes at the Meeting up to the number of authorized directors will be elected.

         The eight (8) nominees for election as directors at the Meeting as set forth in the table on the following page are all incumbent directors. Messrs. Cvengros, Elliott, Hagan, McDonough, Mikos, Zaepfel and Dr. Doti were re-elected at the Company's 1998 Annual Meeting of Shareholders. Ms. George was elected by the Board on November 15, 1999 to fill a vacancy. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted FOR such nominees. In the event that any of the nominees for director should before the Meeting become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Company's existing Board, unless other directions are given in the proxies. To the best of the Company's knowledge, all the nominees will be available to serve.

         The following biographical information is furnished with respect to the eight (8) nominees for election at the Meeting as of January 4, 2000:


NOMINEE                     AGE    PRINCIPAL OCCUPATION                              DIRECTOR SINCE
-------                     ---    --------------------                              --------------
William D. Cvengros         51     Chief Executive Officer and President of PIMCO        1996
                                   Advisors Holdings L.P.
James L. Doti               53     President, Chapman University                         1996
Robert A. Elliott           60     Chairman, Elliott Investment Company                  1997
Mary George                 49     Chief Executive Officer, Bell Sports, Inc.            1999
J. Michael Hagan            60     Advisor to and former President and Chief             1998
                                   Executive Officer of Furon Company
Robert E. McDonough, Sr.    77     Chairman of the Board of the Company                  1978
Paul W. Mikos               55     Chief Executive Officer and President of the          1993
                                   Company
John B. Zaepfel             63     Chief Executive Officer of the Zaepfel Group          1995

         William D. Cvengros has served as a director of the Company since August 1996. Mr. Cvengros has been the Chief Executive Officer, President and a director of PIMCO Advisors Holdings L.P., a publicly traded investment management firm (PIMCO Advisors), since November 1994. Mr. Cvengros has announced that he will be leaving PIMCO Advisors upon the completion of the announced agreement for Allianz AG to acquire a majority of PIMCO Advisors, scheduled to be completed by the end of March, 2000. At that time, Mr. Cvengros will become Chief Executive Officer of PacketVideo Corporation, a privately-held company providing wireless multi-media software and services for mobile applications. From February 1986 until November 1994, Mr. Cvengros served as Chairman of the Board of Pacific Investment Management Company (PIMCO). From January 1990 until November 1994, Mr. Cvengros was Vice Chairman of the Board of Directors and Chief Investment Officer of Pacific Life Insurance Company, formerly Pacific Mutual Life Insurance Company. Mr. Cvengros served as a director of Furon Company from 1987 to 1999.

         James L. Doti, Ph.D. has served as a director of the Company since July 1996. Since July 1991, Dr. Doti has served as the President of Chapman University. Dr. Doti has been a member of the Chapman University faculty since 1974 and also holds the Donald Bren Chair in Business and Economics. He is a member of the Board of Directors of Fleetwood Enterprises, Standard Pacific Corporation and First American Financial Corporation.

         Robert A. Elliott has served as a director of the Company since December 1997. Since 1988, Mr. Elliott has served as President and Chairman of Elliott Investment Company. Prior to founding Elliott Investment Company, Mr. Elliott served as the Chairman and Chief Executive Officer of VLI Corporation ("VLI"), a publicly traded company specializing in the manufacturing and marketing of personal care products from 1984 until 1987. Prior to joining VLI, Mr. Elliott was a Vice President of Howmedica, Inc., a subsidiary of Pfizer, Inc. Mr. Elliott is a member of the Board of Trustees of Chapman University and is a director of WestMed Venture Partners 2, L.P.

         Mary George has served as a director of the Company since November 1999. Since October 1994, Ms. George has served as an officer of Bell Sports, Inc., including as its Chief Executive Officer since July 1998. Additionally, Ms. George has served as a director of Bell Sports, Inc. since August 1998.

         J. Michael Hagan has served as a director of the Company since March 1998. From 1991 until November 1999, Mr. Hagan has served as Chairman of the Board of Directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Since November 1999, Mr. Hagan has served as an advisor to Furon Company. Mr. Hagan is also a director of Freedom Communications, Inc. and Ameron, Inc.

         Robert E. McDonough, Sr. has served as Chairman of the Board of the Company since August 1978. Mr. McDonough founded the Company in 1965 and has been involved in the management, long-term operation and strategic planning of the Company since that time. For 29 years, until May 1994, he served as the Company's Chief Executive Officer. Mr. McDonough is the father-in-law of Paul W. Mikos.

         Paul W. Mikos has served in various positions in the Company since 1977, including as President since 1985. Mr. Mikos has served as Chief Executive Officer of the Company since January 1996 and as a director of the Company since May 1993. From May 1994 until January 1996, he served as co-Chief Executive Officer of the Company. Prior to joining the Company, Mr. Mikos worked for ARA as a Regional Sales Director from August 1976 until October 1977. From July 1968 until August 1976, Mr. Mikos worked for IBM in sales management. Mr. Mikos is the son-in-law of Robert E. McDonough, Sr.

         John B. Zaepfel has been a director of the Company since June 1995. From 1974 until 1985, Mr. Zaepfel was President and Chief Executive Officer of Chartpak-Picket Industries, Inc., a wholly-owned subsidiary of The Times Mirror Company. In 1985, Mr. Zaepfel founded CPG International, Inc., a graphics art and engineering firm, and served as its President and Chief Executive Officer from 1985 until its sale in 1989. Since 1989, Mr. Zaepfel has been Chief Executive Officer of the Zaepfel Group, a private investment and consulting firm. Mr. Zaepfel is a director of the Troy Group, Inc.

ELIMINATION OF CUMULATIVE VOTING

         The Company's Amended and Restated Bylaws (the "Bylaws") provide that when the Company becomes a "listed corporation" within the meaning of the California Corporations Code (i.e., has at least 800 holders of its equity securities as of the record date of the Company's most recent annual meeting of shareholders), cumulative voting rights will be eliminated. The Company had more than 800 shareholders on February 19, 1997. Consequently, cumulative voting rights were eliminated on February 19, 1997.

BOARD COMMITTEES AND MEETINGS

         The Audit Committee of the Board ("Audit Committee") currently consists of Messrs. Cvengros, Elliott and Zaepfel (Chairman). The Audit Committee meets with the Company's independent accountants, makes recommendations to the Board concerning the acceptance of the reports of such accountants and the accounting policies and procedures of the Company, and reviews financial plans and operating results of the Company.

         The Leadership Development and Compensation Committee ("Compensation Committee") of the Board currently consists of Mr. Cvengros, Dr. Doti (Chairman) and Mr. Hagan. The Compensation Committee sets the performance goals, annual salary and incentive compensation of the Company's executive officers and its key employees. Additionally, the Compensation Committee administers the Company's 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan.

         The Executive Committee of the Board ("Executive Committee") currently consists of Dr. Doti, Mr. McDonough (Chairman) and Mr. Zaepfel. The Executive Committee reviews the performance of the Company's Chief Executive Officer and reports its evaluation of the Chief Executive Officer's performance to the Compensation Committee. The Executive Committee also advises the Board regarding strategic and acquisition planning recommendations.

         The Nominating Committee of the Board ("Nominating") currently consists of Mr. Cvengros (Chairman), Dr. Doti and Mr. Elliott. The Nominating Committee identifies, interviews and recommends to the Board potential new Board members and makes recommendations to the Board regarding corporate governance issues.

         The Board acts as a committee of the whole with respect to nominations for membership on the Board. The Nominating Committee will consider nominees recommended by shareholders. A shareholder desiring to make such a recommendation should submit the name, address, telephone number, and qualifications of the proposed nominee in writing to the Company's Secretary and must comply with the procedures set forth in Section 2.01(c) of the Company's Bylaws.

         During the Company's fiscal year ended October 3, 1999, there were four
(4) meetings of the Board, two (2) meetings of the Audit Committee, three (3) meetings of the Compensation Committee, three (3) meetings of the Nominating Committee, and two (2) meetings of the Executive Committee. While a director, each current Board member attended one hundred percent (100%) of the meetings of the Board.

DIRECTORS' COMPENSATION

         Directors who are also employees or officers of the Company receive no extra compensation for their service on the Board. Prior to March 16, 1998, non-employee, non-officer directors received an annual cash retainer of $18,000. Pursuant to the Company's Non-Employee Director Compensation and Deferral Plan, effective March 16, 1998 (the "Director Plan"), non-employee, non-officer directors receive an annual retainer in the form of shares of Common Stock valued at $20,000 on the date of their election or re-election to the Board (the "Director Shares"). Once issued, the Director Shares are held in trust, on a deferred basis until a director is no longer a director of the Company. The Director Shares are issued to such trust no later than ten (10) business days after the next annual meeting of shareholders following election or re-election, provided that the director has remained a director during such time. Participation in the Director Plan is mandatory. Additionally, cash fees of $2,000 per Board meeting attended and $750 for each meeting of a committee of the Board attended are paid by the Company to each non-employee director. Non-employee directors also receive reimbursement for out-of-pocket expenses relating to Company business.

         Pursuant to the Company's 1996 Amended and Restated Stock Incentive Plan (the "Incentive Plan"), each non-employee director of the Company automatically receives, upon becoming a director, a one-time grant of an option to purchase up to 5,000 shares of Common stock at an exercise price equal to the fair market value of the Common Stock on the date of the option's grant. These non-employee director options have a term of ten (10) years and become exercisable with respect to fifty percent (50%) of the underlying shares on the grant date and with respect to an additional fifty percent (50%) of the underlying shares on the date of the next annual meeting of shareholders of the Company following the grant date (or, if an annual meeting of shareholders occurs within six months after the grant date, then on the date of the second annual shareholders' meeting after the grant date), provided that the recipient has remained a director since the grant date. In addition to an initial grant, each non-employee director also will receive, upon each re-election to the Board, an automatic grant of an option to purchase up to 2,500 additional shares of Common Stock. These additional options will vest and become exercisable upon the earlier to occur of (i) the first anniversary of the grant date, or (ii) immediately prior to the annual meeting of shareholders of the Company next following the grant date, if the director has served as a director from the grant date to such earlier date. All non-employee director options will have a term of ten (10) years and an exercise price equal to the fair market value of a share of Common Stock on the date of grant. Vesting of non-employee director options accelerates if the recipient of the option ceases to be a director of the Company or its successor in connection with a change in control.

         Grants of non-employee directors' options under the Incentive Plan count against its current limit of 1,800,000 shares of Common Stock. Shares underlying non-employee directors' options that expire or are terminated or canceled will become available for further awards under the Incentive Plan. In the event that a recipient of non-employee directors' options ceases to be a director of the Company, all such options granted to the director will be exercisable, to the extent they were exercisable at the date directorship ceased, for a period of 365 days or, if earlier, the expiration of the option according to its terms. Vesting accelerates upon certain transactions including dissolution, merger and change in control. The Incentive Plan provides that the exercise price may be paid by Company loan or withholding of underlying stock, or deferred until completion of broker-assisted exercise and sale transactions.

         At the completion of the Company's initial public offering of Common Stock, Mr. Zaepfel was awarded a one-time grant of non-employee directors' options to purchase 10,000 shares of Common Stock, pursuant to the terms of the Incentive Plan then in effect. Upon their election to the Board, Mr. Cvengros, Dr. Doti and Messrs. Elliott and Hagan were each awarded non-employee directors options to purchase 10,000 shares of Common Stock pursuant to the terms of the Incentive Plan then in effect. Additionally, on February 19, 1997, February 18, 1998, and February 17, 1999, Messrs. Cvengros, Zaepfel and Dr. Doti were re-elected to the Board at the 1997, 1998 and 1999 Annual Meeting of Shareholders and therefore each received automatic option grants to purchase up to an additional 5,000 shares of Common Stock after each such meeting. On November 15, 1999, under the amended terms of the Incentive Plan, Ms. George was awarded a non-employee directors' option to purchase 5,000 shares of Common Stock.

RECOMMENDATION OF THE BOARD

         The Board recommends that the shareholders vote FOR the eight (8) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth the compensation earned for the last three (3) fiscal years by (i) each person who served as the Company's Chief Executive Officer ("CEO") during the fiscal year ended October 3, 1999 and (ii) the Company's four (4) most highly compensated executive officers other than the CEO who were serving as executive officers at the end of the fiscal year ended October 3, 1999 (the "Named Executive Officers").

                                                                                       Long-Term
                                                                                      Compensation
                                                                                         Awards
                                                                                      ------------
                                                        Annual Compensation            Securities
                                                    -------------------------          Underlying            All Other
Name and Principal Position                 Year    Salary ($)      Bonus ($)          Options (#)       Compensation ($)
---------------------------                 ----    ----------      ---------         -------------      ----------------
Paul W. Mikos (1)                           1999      433,072         215,000            20,000                    *
     President and                          1998      410,000         410,000            25,000                    *
     Chief Executive Officer                1997      390,000         390,000            40,000              108,449

Robert E. McDonough, Sr. (2)                1999      410,000         190,000            20,000                    *
     Chairman of the                        1998      410,000         410,000            25,000                    *
     Board of Directors                     1997      390,000         390,000            40,000               87,404

Greg Palmer                                 1999      325,000         135,907            50,000                    *
     Chief Operations Officer and           1998      237,500         188,906           125,000                    *
     Executive Vice President               1997           --              --                --                   --

Alan M. Purdy                               1999      221,164         119,621            11,000                    *
     Senior Vice President,                 1998      221,401         139,100            15,000                    *
     Chief Financial Officer, and           1997      200,902         110,000            20,000                    *
     Assistant Secretary

Jeffrey A. Elias                            1999      215,750         102,696            11,000                    *
     Senior Vice President, Human           1998      215,892         129,363            15,000                    *
     Resources and Administration           1997      191,983         110,000            20,000                    *

---------------------------

 *       Less than 10% of salary plus bonus.

(1) 1997 other annual compensation represents $71,431 in life insurance premiums paid by the Company and $37,018 in use of Company-owned vehicles. Insurance premiums cover life insurance policies with cash surrender values owned by Mr. Mikos and death benefits payable to Mr. Mikos's beneficiaries. Upon termination of certain of the policies, a portion of the premiums paid is refundable to the Company.

(2) 1997 other annual compensation represents $64,979 in life insurance premiums paid by the Company and $22,425 in use of Company-owned vehicles. Insurance premiums cover life insurance policies with cash surrender values owned by Mr. McDonough and death benefits payable to Mr. McDonough's beneficiaries. Upon termination of certain of the policies, a portion of the premiums paid is refundable to the Company.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information regarding stock options granted to the Named Executive Officers during the fiscal year ended October 3, 1999:

                                                       Individual Grants
                           -----------------------------------------------------------------
                                                                                                    Potential Realizable Value at
                               Number         % of Total                                            Assumed Annual Rates of Stock
                           of Securities       Options                                                  Price Appreciation for
                             Underlying       Granted to     Exercise Of                                  Option Term($)(4)
                              Options        Employees in     Base Price       Expiration           -----------------------------
    Name                   Granted (#)(1)    Fiscal Year    ($/share) (2)       Date (3)                5%($)             10%($)
-------------              --------------    ------------   -------------   ----------------         ----------        ----------
Paul W. Mikos                  20,000            8.4%          $14.81       December 2, 2008         $  484,000        $  770,000

Robert E. McDonough, Sr.       20,000            8.4%          $14.81       December 2, 2008         $  484,000        $  770,000

Greg Palmer                    50,000           21.1%          $14.75       December 9, 2008         $1,205,000        $1,915,000

Alan M. Purdy                  11,000            4.6%          $14.75       December 8, 2008         $  265,100        $  421,300

Jeffrey A. Elias               11,000            4.6%          $14.75       December 8, 2008         $  265,100        $  421,300

---------------------------
(1) All options set forth in the above table were granted under the Incentive Plan. All of the option grants are exercisable with respect to thirty-three and one third percent (33 1/3%) of the shares covered thereby starting on the first anniversary of the grant date, and thereafter with respect to an additional thirty-three and one third percent (33 1/3%) of the shares covered thereby on each successive anniversary date. The Incentive Plan is administered by the Compensation Committee, which has broad discretion and authority to construe and interpret the Incentive Plan and to modify outstanding options.

(2) The exercise price and tax withholding obligations related to the exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The Incentive Plan permits the Compensation Committee to amend outstanding options; provided, however, prior approval of the Company's shareholders is required to lower the exercise price of outstanding options.

(3) All of the options were granted for a term of ten (10) years from the grant date, subject to earlier termination upon certain events related to termination of employment or a change in control of the Company.

(4) The potential realizable values listed are based on an assumption that the market price of the Common Stock appreciates at the stated rate, compounded annually, from the date of grant to the expiration date. The five percent (5%) and ten percent (10%) assumed rates of appreciation are determined by the rules of the Commission and do not represent the Company's estimate of the future market value of the Common Stock. Actual gains, if any, are dependent on the future market price of the Common Stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

         The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise during the fiscal year ended October 3, 1999 by the Named Executive Officers. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on October 3, 1999, and the aggregate gains that would have been realized had these options been exercised on October 3, 1999, even though these options were not exercised, and the unexercisable options could not have been exercised, on that date.

                                                             Number of Securities            Value of Unexercised
                             Shares                     Underlying Unexercised Options       In-the-Money Options
                            Acquired                         at Fiscal Year End (#)        At Fiscal Year End ($)(1)
                               on           Value       ------------------------------   -----------------------------
     Name                 Exercise (#)   Realized ($)   Exercisable      Unexercisable   Exercisable     Unexercisable
---------------           ------------   ------------   -----------      -------------   -----------     -------------
Paul W. Mikos                   --              --         45,990            62,882       $15,225           $10,151
Robert E.                       --              --         45,990            62,882       $15,225           $10,151
McDonough, Sr.
Greg Palmer                     --              --         25,000           150,000            --                --
Alan M. Purdy                7,000         $31,960         17,216            37,216        $5,899           $10,151
Jeffrey A. Elias            11,441         $34,238          5,000            37,216            --           $10,151

---------------------------

(1) These amounts represent the difference between the exercise price of the in-the-money options and the market price of the Company's Common Stock on October 1, 1999 (the last trading day of fiscal 1999). The closing price of the Company's Common Stock on that day on the Nasdaq National Market was $14.06. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

EMPLOYMENT AND CONSULTING CONTRACTS

         The Company has an employment agreement with Paul W. Mikos that expires on May 1, 2002, pursuant to which the Company employs Mr. Mikos as its CEO and President. The agreement provides for a base salary set annually by the Compensation Committee; provided, however that Mr. Mikos's annual base salary shall not be less than $450,000. Additionally, the agreement provides for an annual performance bonus in an amount to be determined by the Compensation Committee based upon satisfaction of certain performance goals set annually by the Compensation Committee. The amount of Mr. Mikos's annual performance bonus shall not exceed 100% of Mr. Mikos's base salary in any particular year, except that Mr. Mikos's performance bonus may exceed 100% of his base salary in years of extraordinary performance, as determined by the Compensation Committee. Pursuant to the employment agreement, if the Company terminates Mr. Mikos's employment, he shall be entitled to receive from the Company severance payments consisting of $450,000 per year for two (2) years, payable on a semi-monthly basis and all granted options will vest automatically and will remain exercisable for the balance of their term. If the Company terminates Mr. Mikos's employment "for cause" (as defined in the agreement), then all of the unexercised options, whether or not vested, shall expire and become unexercisable as of the date of such for cause termination.

         The Company has an employment agreement with Robert E. McDonough, Sr. that expires on December 4, 2001, pursuant to which the Company employs Mr. Robert McDonough as Chairman of the Board. As amended, the agreement provides for a base salary set annually by the Compensation Committee; provided, however that Mr. McDonough's annual base salary shall not be less than $390,000. Additionally, the agreement provides for an annual performance bonus in an amount to be determined by the Compensation Committee based upon satisfaction of certain performance goals set annually by the Compensation Committee. The amount of Mr. McDonough's annual performance bonus shall be no less than $160,000 and no more than 100% of Mr. McDonough's base salary in any particular year. Additionally, pursuant to the terms of the agreement, Mr. McDonough is entitled to annual demand registration rights and certain "piggyback" registration rights in future registrations by the Company of its securities.

         The Company has an employment agreement with Greg Palmer that expires January 5, 2003, pursuant to which the Company employs Mr. Palmer as its Chief Operations Officer and Executive Vice President ("COO"). The agreement provides for a base salary of $325,000 per year and an annual performance bonus of up to $325,000 based upon satisfaction of annual performance goals set by the Compensation Committee. Additionally, under the agreement, the Company granted to Mr. Palmer on December 16, 1997 an option grant to purchase up to 125,000 shares of Common Stock at $20.72, the fair market value of the Common Stock on the grant date. Such grant vests and becomes exercisable at a rate of twenty percent (20%) per year over a five (5) year period with the first twenty percent (20%) exercisable on December 16, 1998. The grant, once vested, will become exercisable until December 16, 2007. Under the agreement, Mr. Palmer shall also receive an annual grant from the Company of an option to purchase 50,000 shares of Common Stock under a vesting schedule and such other terms as to be determined by the Compensation Committee at the time of such annual grants to the other officers of the Company. Pursuant to the agreement, if the Company terminates Mr. Palmer's employment as COO without cause (as defined in the agreement), he shall be entitled to receive from the Company a lump-sum severance payment of Mr. Palmer's annual base salary then in effect plus maximum annual bonus equal to one hundred percent (100%) of Mr. Palmer's then annual salary and granted options will vest automatically and will remain exercisable for the balance of their term. If the Company terminates Mr. Palmer's employment "for cause" (as defined in the agreement), then all of the unexercised options, whether or not vested, shall expire and become unexercisable as of the date of such for cause termination. In the event that there are certain changes in control of the Company and Mr. Palmer is terminated by the Company within one
(1) year of such change in control event for any reason except for cause, all options granted shall become fully vested and exercisable for the balance of their term.

         The Company entered into a consulting agreement with R. Emmett McDonough, the Company's former co-Chief Executive Officer and the son of Robert
E. McDonough, Sr., effective February 6, 1996. Under the terms of the agreement, Mr. Emmett McDonough served as a consultant to the Company until August 1999 and received annual compensation of $350,000, plus certain benefits.

         The Company has agreements with Alan M. Purdy and Jeffrey A. Elias, providing for a severance payment of at least twenty-four (24) months' salary and bonus and twelve (12) months' salary and bonus, respectively, if employment with the Company is terminated within twenty-four (24) months of certain changes in ownership or management of the Company.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee is composed of three (3) non-employee, non-officer, directors and is responsible for setting and administering the policies governing annual compensation and performance goals of the executive officers of the Company.

Compensation Policies and Philosophy

         The Compensation Committee believes that the compensation for the executive officers of the Company should be designed to attract, motivate and retain talented executives responsible for the success of the Company. The Compensation Committee determines the executive officers' compensation levels after examining competitive market levels of similarly situated temporary staffing companies and based upon the achievement of pre-established objectives, individual contribution to the Company and the financial performance of the Company. The Compensation Committee strives to set a fair and competitive base salary for each of its executive officers coupled with an incentive cash bonus tied to annual performance-based personal and Company goals. Additionally, the Company strives to link its executive officers' compensation with the financial performance of the Company and align the financial interests of the executive officers with those of the Company's shareholders by providing equity-based long-term incentives in the form of stock option grants.

Compensation Components and Process

         BASE SALARY. The base salary for each executive officer is determined at levels considered appropriate for comparable positions at other similarly situated temporary staffing companies.

         PERFORMANCE BASED COMPENSATION. The Compensation Committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of a cash bonus based on the satisfaction of certain pre-established goals, including the financial performance of the Company. The pre-established goals are a product of the Company's Management By Objective Program ("MBO") in which the Compensation Committee establishes each executive officer's goals after receiving suggestions from each executive officer.

         STOCK OPTIONS. The goal of the Company's stock option grants is to align the interests of executive officers with the interests of the Company's shareholders and to provide each executive officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the amount of stock options according to the executive's position within the Company, recent performance, potential for future responsibility and promotion, and comparable awards made to individuals in similar positions within the staffing industry. It is the general practice of the Company to grant stock options to executive officers when they join the Company. The Compensation Committee believes that these initial grants give the recipients a meaningful stake in the Company's long-term performance, with any ultimate realization of significant value from those options being commensurate with returns available on investments in the Company's Common Stock. In addition to initial grants, the Compensation Committee has adopted a policy of providing additional long-term incentives to the Company's executive officers primarily through periodic stock option grants. The Compensation Committee believes that these incentives are essential to the long-term success of the Company and serve to align the interests of the Company's officers with the interests of its shareholders. Options are exercisable in the future at the fair market value at the time of grant, so that an executive officer granted an option is rewarded only by the appreciation in price of the Company's Common Stock. Such grants, if any, are generally determined by the Compensation Committee after the end of a fiscal year with the input and recommendation of the Company's CEO.

Executive Officer Compensation

         In November 1999, the Compensation Committee granted bonuses to certain executive officers based upon the executive's achievement of such individual MBOs and Company pre-established performance goals, which include the Company's financial performance, based on revenue, income before income taxes, and net income. To ensure that the Compensation Committee achieves its goal of setting competitive compensation levels, the Compensation Committee commissioned a comprehensive compensation analysis by an independent consultant, which concluded that the Company's executive base salaries were competitive with other temporary staffing companies, and that executive bonuses were competitive on a percentage basis to the levels identified by surveys for other temporary staffing companies.

         Regarding compensation to executive officers other than base salary and cash bonuses, the Compensation Committee also administers the Company's Incentive Plan, pursuant to which the Company may grant various stock-based awards intended to compensate Company personnel and align the interests of recipients with the interests of the Company's shareholders. To date, only stock options and performance grants have been granted under the Incentive Plan, although the Compensation Committee may, in the future, utilize other types of incentive awards available under the Incentive Plan. In fiscal 1999, the Compensation Committee awarded certain executive officers stock options based upon their respective work performance, level of responsibility, initiative and achievement of individual MBOs and Company performance goals. The options typically vest in periodic installments over a three year period contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return only if the executive officer remains with the Company and only if the market price of the Company's Common Stock appreciates over the option term.

CEO Compensation

         The Compensation Committee set the performance goals, salary, bonus amount and stock option grant for fiscal 1999 of the Company's Chief Executive Officer, Paul Mikos, with reference to market standards and satisfaction of certain pre-established MBOs. Mr. Mikos's annual base salary of $410,000 was increased to $450,000 by the Compensation Committee on May 2, 1999, reflecting competitive market standards, the Compensation Committee's favorable evaluation of Mr. Mikos's individual performance and his contributions to the strategic management of the Company-owned and independently-managed offices. Mr. Mikos's incentive compensation for fiscal 1999 consisted of a cash bonus of $215,000 (down from the fiscal 1998 cash bonus of $410,000) and an option grant to purchase up to 20,000 shares of Common Stock (down from the fiscal 1998 grant of an option to purchase up to 25,000 shares of Common Stock) (collectively the "Incentive Compensation"). The option grant to Mr. Mikos is exercisable in the future at the fair market value at the time of such grant. The Compensation Committee based the Incentive Compensation primarily on Mr. Mikos's satisfaction of his MBOs. Specifically, the pre-established performance goals were based on quantitative and qualitative factors such as the Company's actual financial performance, the satisfaction of direct office budgets, the Company's stock performance compared to similar temporary staffing companies and the implementation of the Company's strategic plan. The Company's actual financial performance for fiscal 1999 in total revenue was above the pre-established target level, while the Company's actual earnings per share and its income before income taxes each exceeded 90% of the pre-established target levels. Additionally, the Company's stock performance exceeded the average performance of similar temporary staffing companies. Finally, Mr. Mikos continued the Company's implementation of its business strategies and partially satisfied direct office budget amounts. Consequently, based on Mr. Mikos's ability to satisfy and exceed certain pre-established target levels and partially satisfy other goals, the Compensation Committee set Mr. Mikos's Incentive Compensation as set forth above.


                                            COMPENSATION COMMITTEE:

                                            William D. Cvengros

                                            James L. Doti (Chairman)

                                            J. Michael Hagan


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         During fiscal year 1999, Mr. Cvengros, Dr. Doti and Mr. Hagan served as members of the Compensation Committee. From September 27, 1998 until November 1998, Mr. Zaepfel served as a member of the Compensation Committee. In November 1998, the Board appointed Mr. Hagan to the Compensation Committee upon Mr. Zaepfel's resignation from the Compensation Committee. No current member of the Compensation Committee is a current or former officer or employee of the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity that includes one or more members of the Company's Board.

                             STOCK PERFORMANCE GRAPH

         The stock performance graph set forth below compares the cumulative total shareholder return on the Company's Common Stock for the period from July 11, 1996 (the date on which the Company's Common Stock was first publicly traded) and ending on October 3, 1999 with the Nasdaq Stock Market Composite Index, peer issuers in the temporary staffing industry and the Russell 2000 Index. The Company has selected to compare its shareholder return with that of the Russell 2000 Index because the Company believes that the Russell 2000 Index includes companies with comparable market capitalization. The graph assumes that $100 was invested on July 11, 1996 in the Company's Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Although the graph would normally cover a five-year period, the Company's Common Stock has been publicly traded since July 11, 1996, so the graph commences as of that date. The comparisons in the graph are required by the Commission and are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                            7/11/96     9/27/96    9/26/97    9/25/98   10/03/99
                            -------     -------    -------    -------   --------
RemedyTemp, Inc.             $100        $152       $172       $169      $108
Nasdaq Composite Index       $100        $111       $153       $158      $248
Russell 2000 Index           $100        $106       $138       $114      $130
Temporary Staffing
  Industry Index(a)          $100        $107       $131       $101      $ 74

--------------------
(a) Staffing Composite Index consists of the following temporary staffing companies: Modis Professional Services (formerly Accustaff), Metamor Worldwide (formerly COREstaff), Interim Services, Kelly Services, Manpower, Olsten, On Assignment, RemedyTemp, Inc., Robert Half International and Western Staff.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, the directors and officers of the Company and persons who own more than ten percent (10%) of the Company's equity securities are required to report their initial ownership of the Company's equity securities and any subsequent changes in that ownership to the Commission and the Nasdaq National Market. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any late filings during the fiscal year ended October 3, 1999. To the Company's knowledge, based solely on its review of the copies of such reports required to be furnished to the Company during the fiscal year ended October 3, 1999, all of these reports were timely filed.

                              SHAREHOLDER PROPOSALS

         Shareholders who wish to include proposals for action at the Company's 2001 Annual Meeting of Shareholders in next year's proxy statement and proxy card must cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than September 13, 2000. Such proposals should be addressed to the Company's Secretary, and may be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Commission. Additionally, the proxy solicited by the Board for the 2001 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting unless the Company is provided with notice of such proposal no later than November 27, 2000.

                                  OTHER MATTERS

         The Board does not know of any other matters that are to be presented for action at the Meeting. Should any other matters come before the Meeting or any adjournments and postponements thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their judgment.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         By selection of the Board, the firm of PricewaterhouseCoopers LLP has served as the Company's independent accountants since 1989. The Board has again selected PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending October 3, 1999. One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                           ANNUAL REPORT AND FORM 10-K

         The Company's 1999 Annual Report to Shareholders has been mailed to shareholders concurrently with this Proxy Statement, but such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material. THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES, AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO REMEDYTEMP, INC., 101 ENTERPRISE, ALISO VIEJO, CALIFORNIA 92656, ATTENTION: INVESTOR RELATIONS.

Aliso Viejo, California
January 10, 2000


SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION IS APPRECIATED.

REVOCABLE PROXY

                                REMEDYTEMP, INC.
                                 101 ENTERPRISE
                          ALISO VIEJO, CALIFORNIA 92656

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Paul W. Mikos and Alan M. Purdy, or either of them, each with full power of substitution, as the lawful proxies of the undersigned and hereby authorizes such persons to represent and to vote as designated on this proxy all shares of the Class A Common Stock ("Common Stock") of RemedyTemp, Inc. ("RemedyTemp") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of RemedyTemp to be held on February 29, 2000 and at any adjournments or postponements thereof (the "2000 Annual Meeting"). The matters referred to on this proxy are described in the Proxy Statement for the Annual Meeting of Shareholders dated February 29, 2000.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES:

1.       Election of Directors

         [ ] FOR all nominees listed below                    [ ] WITHHOLD AUTHORITY to vote for
             (except as indicated to the contrary below)          all nominees listed below

NOMINEES: William D. Cvengros, James L. Doti, Robert A. Elliott, Mary George,
          J. Michael Hagan, Robert E. McDonough, Sr., Paul W. Mikos, and
          John B. Zaepfel

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name below:

--------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other matters and to transact such other business as may properly come before the 2000 Annual Meeting.

                  CONTINUED ON REVERSE - SIGN, DATE AND RETURN

                              [BACK OF PROXY CARD]

         THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED ABOVE FOR DIRECTOR.

         The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2000 Annual Meeting.

         Please sign, date and promptly return this proxy card using the enclosed reply envelope. Whether or not you plan to attend the 2000 Annual Meeting, you are urged to execute, date and return this proxy, which may be revoked at any time prior to its use.


SIGNATURE _______________________________     SIGNATURE ________________________
             Signature of Shareholder                     If Held Jointly

DATE      __________, 2000                    DATE      __________,  2000

Please sign your name exactly as it appears hereon. When shares are held by joint tenants both should sign. If you receive more than one proxy card, please sign, date and return all cards received. When signed as attorney, executor, administrators, trustee or guardian, please sign as such and give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.